Exhibit 99.1

PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com	cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES CHESAPEAKE ENERGY AS

NEW OPERATOR OF ITS WEST FORK BARNETT SHALE GAS PROJECT

MIDLAND, Texas, (BUSINESS WIRE), October 12, 2006 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced that Chesapeake Energy Corporation (NYSE: CHK) will immediately take over the operations of Parallel’s West Fork Barnett Shale gas project, which was previously operated by Dale Resources, LLC. The change of operator is the result of Chesapeake’s purchase of Dale Gas Partners, L.P. et. als’ approximate 61% working interest in the West Fork project located in Tarrant County east of downtown Ft. Worth, Texas. Parallel elected to retain its approximate 37% non-operated working interest in the project.

As part of the transaction between Chesapeake Energy Corporation and Dale Gas Partners, L.P., Dale Resources, LLC will retain responsibility over land services and will continue to lease on behalf of Chesapeake and Parallel. Dale Resources has increased its land staff to focus on the acquisition of additional leasehold in the Trinity River flood plain and surrounding urban areas referred to as the “halo” acreage. Surface locations that are owned and controlled by Chesapeake and Parallel provide the most effective means of developing the “halo” acreage through horizontal drilling.

West Fork Pipeline

West Fork Pipeline Company I, LP has agreed to sell certain assets to Texas Midstream Gas Services, L.L.C., an affiliate of Chesapeake Energy Corporation. Parallel, as a limited partner in West Fork Pipeline Company I, LP, has agreed to the sale and will receive approximately $16.0 million allocable to its limited partnership interest. Parallel expects to recognize an estimated $10.0 million pre-tax net gain on the sale.

Parallel and Texas Midstream Gas Services, L.L.C. have entered into a new transportation agreement, whereby Parallel has retained the right to transport its current and future gas volumes through the pipeline system upon terms substantially similar to the prior transportation agreement.

Management Comments

Larry C. Oldham, Parallel’s President and CEO, commented, “Drilling activity on our Barnett Shale gas project was suspended during the marketing of Dale Resources’ interest. We now look forward to resuming development on an accelerated pace. Our management team will meet with Chesapeake Energy within the next few weeks to review their detailed development plans for this project.”

In a final comment, Oldham stated, “Leasing in the Trinity River flood plain and the surrounding ‘halo’ areas is very complex. We believe Dale Resources has established an excellent track record and reputation in regard to leasing, permitting and drilling in this area. We further believe that we will continue to benefit from Dale Resources’ expertise, reputation and established relationships in acquiring additional leasehold and from Chesapeake’s proven track record and industry leadership in developing the Barnett Shale.”

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

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Parallel Petroleum Announces Chesapeake Energy as

New Operator of its West Fork Barnett Shale Gas Project

October 12, 2006

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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